SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934

Check the appropriate box:

[ x ]    Preliminary Information Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14C-5(d)(2))
[   ]    Definitive Information Statement

                    Crys*Tel Telecommunications.com, Inc.
                    -------------------------------------
                      (Name of small business issuer as
                          specified in its charter)

               Florida                                33-0865003
  -----------------------------------    ------------------------------------
    (State or other jurisdiction of      (I.R.S. Employer Identification No.)
     incorporation or organization)

         4275 Executive Square, Suite 1130, La Jolla California 92037
         ------------------------------------------------------------
                   (Address of principal executive offices)

                                (858) 791-1491
                                --------------
                          (Issuer's telephone number)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies;

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-i I (Set forth the amount on which the filing fee is calculated and state how it was determined).

     4)  Proposed maximum aggregate value of the transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-I l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:


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
        INFORMATION STATEMENT OF CRYS*TEL TELECOMMUNICATIONS.COM, INC.
        --------------------------------------------------------------
         4275 Executive Square, Suite 1130, La Jolla California 92037



I.       NOTICE OF ACTIONS TAKEN BY WRITTEN CONSENT OF SHAREHOLDERS

         This Information Statement is being furnished on behalf of the Board of Directors of Crys*Tel Telecommunications.com, Inc. (the "Company"), a Florida corporation with principal offices at 4275 Executive Square, Suite 1130 La Jolla, California 92037. The Company's telephone number is (858) 791-1491.

         This Information Statement is being provided to inform all non-consenting shareholders of the corporate action that was approved by the holders of a majority of the Company's common stock (the "Common Stock").
On November 15, 2000, holders of record of 20,100,000 shares of the Company's Common Stock representing 60.39% of the Company's 33,284,783 outstanding shares of Common Stock, ratified the adoption of Amendment to the Company's Restated Articles of Incorporation, a 1-for-100 reverse split of the Company's Common Stock and Series A, Series B and Series C Preferred Stock (the "Reverse Split"). This written consent was obtained in lieu of a shareholders meeting.

         For more information on the action approved by the shareholders, see "Action Taken Pursuant to the Written Consent" below. This action was approved by holders of more than a majority of the Common Stock outstanding on November 15, 2000, and their written consent shall be effective once proper notice of these actions have been delivered to all non-consenting shareholders.

         The Company is sending this Information Statement to all shareholders of record as of November 15, 2000 ("Record Shareholders") and we began mailing these materials on November 30, 2000.

                                       By Order of the Board of Directors,

                                       /s/ Lorenzo Musa
                                       ----------------------------------
                                       Lorenzo Musa
                                       President and Chief Executive Officer

La Jolla, California
December 15, 2000


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               WE ARE NOT ASKING YOU FOR A VOTING STATEMENT AND
             YOU ARE REQUESTED NOT TO SEND US A VOTING STATEMENT.
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


II.      THE ACTION TAKEN PURSUANT TO THE WRITTEN CONSENT

         Ratification of the Adoption of the Amendment to Crys*Tel Telecommunications.com, Inc.'s Restated Articles of Incorporation on
November 15, 2000, six consenting shareholders representing 20,100,000 shares of the Company's Common Stock or 60.39% of the Company's Outstanding Common Stock, 33,284,783 shares as of November 1, 2000, ratified the adoption of the Amendment to the Company's Restated Articles of Incorporation, a 1-for-100 reverse split of the Company's Common Stock and Series A, Series B and Series C Preferred Stock(the "Reverse Split").

         On November 1, 2000 the Board of Directors resolved to put forth the proposal to the shareholders to effect a reverse stock split of 1-for-100 through a Special Meeting of Shareholders. The following was disseminated to a majority of the shareholders of the Company.

         A Special Meeting (the "Special Meeting") of Shareholders of Crys*Tel Telecommunications.com, Inc. (the "Company") will be held on Wednesday, November 15, 2000, at 10:00 a.m., at Crys*Tel Telecommunications.com, Inc. office, 4275 Executive Square, Suite 1130, La Jolla, California 92037, for the following purposes:

              (1) To approve an Amendment (the "Amendment") to the Company's Restated Articles of Incorporation, as amended, to effect, if and when the Board of Directors deems appropriate (for the period of time beginning on the date the Amendment is approved by the shareholders and expiring at the Company's 2001 Annual Meeting of the Shareholders), a 1-for-100 reverse split of the Company's Common Stock and the three series of Preferred Stock A, B and C; and

              (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on November 1, 2000, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

         A Voting Statement solicited by the Board of Directors is enclosed herewith. You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed voting card promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may, if you wish, withdraw your Voting Statement and vote in person.

                                       By Order of the Board of Directors,

                                       /s/ Lorenzo Musa
                                       ----------------------------------
                                       Lorenzo Musa
                                       President and Chief Executive Officer

La Jolla, California
November 1, 2000


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                           YOUR VOTE IS IMPORTANT.
           WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
                  YOU ARE URGED TO COMPLETE, SIGN, DATE AND
                 PROMPTLY MAIL THE ENCLOSED VOTING STATEMENT
                  IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.
        IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE VOTING STATEMENT
                        AND VOTE YOUR SHARES IN PERSON.
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
                     CRYS*TEL TELECOMMUNICATIONS.COM, INC.
                       4275 EXECUTIVE SQUARE, SUITE 1130
                          LA JOLLA, CALIFORNIA 92037

                               VOTING STATEMENT

         For Special Meeting of Shareholders To Be Held November 15, 2000

         This Voting Statement and the accompanying form of Voting Ballot are being furnished to the shareholders of Crys*Tel Telecommunications.com, Inc. (the "Company" or "Crys*Tel") on or about November 1, 2000 in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders (the "Special Meeting") to be held on November 15, 2000, at Crys*Tel Telecommunications.com, Inc. office,
4275 Executive Square, Suite 1130, La Jolla, California 92037, at 10:00 a.m. local time and any adjournment thereof. Any shareholder that executes and delivers a Voting Ballot may revoke it at any time prior to its use by
(i) giving written notice of revocation to the Secretary of the Company;
(ii) executing a Voting Ballot bearing a later date; or (iii) appearing at the meeting and voting in person. The address of the principal executive offices of the Company is 4275 Executive Square, Suite 1130, La Jolla, California 92037 and the Company's telephone number is (858) 791-1491.

         Unless otherwise specified, all shares represented by Voting Ballots will be voted in accordance of the vote in favor of, or not in favor of (i) the approval of the Amendment to the Company's Restated Articles of Incorporation, as amended, to effect the 1-for-100 reverse stock split (the "Reverse Split"); and (ii) the transaction of such other business as may properly come before the Special Meeting or any postponement or adjournment thereof. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business.

         A majority of shareholders of record of outstanding shares of the Company's Common Stock, $0.001 par value (the "Common Stock") at the close of business on November 1, 2000 are entitled to notice of and to vote at the meeting. As of November 1, 2000, there were approximately 300 holders of record of the Company's Common Stock. Each holder of Common Stock is entitled to one vote for each share held on the record date. On November 15, 2000, there were 33,284,783 shares of Common Stock outstanding and entitled to vote. The Reverse Split, which requires an amendment to the Company's Restated Articles of Incorporation, must be approved by a majority of the outstanding shares of Common Stock entitled to vote on the matter.

                         SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth-certain information as of November 1, 2000 with respect to ownership of the outstanding Common Stock of the Company by (i) all persons known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's other executive officers who earned more than $100,000 during fiscal 1999; and (iv) all executive officers and directors of the Company as a group.

                                         AMOUNT AND NATURE OF      PERCENT OF BENEFICIAL OWNER
                                        BENEFICIAL OWNERSHIP(1)         OUTSTANDING SHARES
------------------------------------    -----------------------    ---------------------------
Lorenzo Musa (2)                               9,500,000                      28.5%
Edward Nixon (2)                               3,600,000                      10.8%

All executive officers and directors
  as a group (2 persons) (2)                  13,100,000                      39.3%

------------------------------------

*    Less than 1%
<F1>
(1) Except as otherwise indicated, each person named in this table possesses sole voting and investment power with respect to the shares beneficially owned by such person. "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes warrants and options, which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"). The percentages are based upon 33,284,783 shares outstanding, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties who hold presently exercisable options are based upon the sum of 33,284,783 shares plus the number of shares subject to presently exercisable options held by them, as indicated in the following notes.
<F2>
(2) These shares are restricted pursuant to rule 144 and were issued for services in the capacity of officers and directors of the Company.

There are no arrangements known to us the operation of which may at a subsequent date result in a change in control of the Company.


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

                               AGENDA ITEM ONE
             PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION
                   TO EFFECT 1-FOR-100 REVERSE STOCK SPLIT


GENERAL

         On October 31, 2000, the Company's Board of Directors unanimously approved, and recommends that shareholders approve an Amendment (the "Amendment") to Article IV of the Company's Restated Articles of Incorporation, as amended, (the "Articles of Incorporation") to implement, if and when the Board deems appropriate, a reverse split of the Common Stock and Preferred Stock of the Company at the ratio of 1-for-100, to be effective at the time the Amendment is filed with the Secretary of State of the State of Florida (the "Reverse Split"). The Board of Directors, at its discretion, may effect the Reverse Split for the period of time beginning on the date the Reverse Split is approved by the shareholders and expiring on the date of the Company's 2001 Annual Meeting of Shareholders. The proposal may be abandoned by the Board of Directors, without further action by the Shareholders, at any time before or after the Special Meeting and prior to the date and time at which the Reverse Split becomes effective (the "Effective Date") if for any reason the Board of Directors deems it advisable to abandon the proposal.

         The Reverse Split will be effected by the filing of the Amendment to the Articles of Incorporation in the form as set forth in full. The number of shares of Common Stock and Preferred Stock authorized by the Amendment will not change as a result of the proposed Reverse Split. The effect of the proposed Reverse Split on the holders of Common Stock and Preferred Stock will be as follows: holders of record of hundred or more shares of Common Stock and Preferred Stock on the Effective Date will receive a number of whole new shares equal to 1/100 of the number of shares held on the Effective Date. No fractional shares will be issued. In the event a shareholder holds a number of shares, which is not evenly divisible by hundred, such shareholder will receive roundup to the nearest share in the amount to which he is entitled in lieu of any fractional shares. Holders of record of fewer than hundred shares of Common Stock and Preferred Stock on the Effective Date will have their shares automatically converted into the right to receive roundup to the nearest share in lieu of fractional shares in the amount set forth below.

ROUNDING UP TO NEAREST SHARE IN LIEU OF FRACTIONAL SHARES

         In lieu of issuing the fractional shares which will result from the Reverse Split, the Company will round up to the nearest whole share. The holders of Common Stock and Preferred Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares.


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

EFFECT OF REVERSE SPLIT

         The Company has authorized 100,000,000 shares of Common Stock with $0.001 par value. The authorized capital stock of the Company will not be changed by reason of the proposed Reverse Split. As of November 1, 2000, the number of issued and outstanding shares of Common Stock were 33,284,783.
The Company estimates that the number of issued and outstanding shares of Common Stock will be reduced as a result of the proposed Reverse Split from 33,284,783 shares to approximately 332,848 shares. After giving effect to the Reverse Split, there will be approximately 99,667,152 authorized but unissued shares of Common Stock compared to 66,715,217 authorized but unissued shares of Common Stock prior to the Reverse Split.

         By implementing the Reverse Split, management does not intend to take the Company "private" by decreasing the number of shareholders of the Company below 300. Management currently believes that there are over 300 shareholders who beneficially own shares of Common Stock of the Company. Management does not believe that a 1-for-100 Reverse Split will result in a significant number of shareholders being issued an additional share by roundup to the nearest share by virtue of holding a fractional share after the Reverse Split.

         If the Reverse Split is approved, the rights of the holders of the Common Stock and Preferred Stock as shareholders will not be affected adversely. Except for the receipt of roundup to the nearest share in lieu of fractional interests, the Reverse Split will not affect any shareholder's proportionate equity interest in the Company. The Articles of Incorporation does not provide for a preference to be given to the holders of Common Stock and Preferred Stock in the event of liquidation, and as a result, there are no liquidation rights or preferences to lose.

         Under Florida law, shareholders who own less than hundred shares and will be entitled to receive an additional share for their fractional share will have the right to dissent from the proposed Reverse Split.

PURPOSE OF THE PROPOSED REVERSE SPLIT

         The Board of Directors believes that the Reverse Split should enhance the acceptability of the Company's Common Stock by the financial community and the investment public. Many leading brokerage firms are reluctant to recommend low-price stocks to their clients. Additionally, since brokers' commissions on low-price stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual shareholder's paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price was substantially higher. This factor may also limit willingness of institutions to purchase the Company's stock. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint.

         Further, the Company intends to apply to the NASDAQ Stock Market (once it has completed its reporting requirements to be listed on the Over the Counter Bulletin Market and obtained the necessary net asset requirements and capital) to have its Common Stock approved for listing on the NASDAQ Small Cap Market as soon as practicable after the Reverse Split is implemented. In order to be approved for listing on the NASDAQ Small Cap Market, the Company's Common Stock must, among other requirements, maintain a minimum bid price of $5.00 per share. The Board of Directors believes that being a NASDAQ Small Cap Market listed company will further enhance the Company's credibility with the financial community and the investing public at large. The Common Stock has been trading below $5.00 for the past several months, and recently in the $0.75 - $0.05 per share range. With the shares trading in such a range, small moves in absolute terms in the price-per-share of Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of the Company. In the Board's view, these factors have resulted in an unjustified, relatively low level of interest in the Company on the part of investment analysts, brokers and professionals, and individual investors, which tends to depress the market for the Common Stock. The Board has thus proposed the Reverse Split as a means of increasing the per-share market price of the Common Stock in the hope that these problems will thereby be addressed.

         The decrease in the number of shares of Common Stock (and Preferred Stock convertible into Common Stock) outstanding as a consequence of the proposed Reverse Split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders. However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the proposed Reverse Split. Moreover, the Reverse Split is expected to increase the number of "odd-lot" Common Stock holdings (i.e., holdings of a number of shares that are not divisible by 100), which may be more difficult to sell and may also result in increased selling costs with full- service brokers. Nevertheless, the proposed Reverse Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above.

         THERE CAN, HOWEVER, BE NO ASSURANCE THAT THE FAVORABLE EFFECTS DESCRIBED ABOVE WILL OCCUR, OR THAT ANY INCREASE IN PER SHARE PRICE OF THE COMMON STOCK RESULTING FROM THE PROPOSED REVERSE STOCK SPLIT WILL BE MAINTAINED FOR ANY PERIOD OF TIME. MOREOVER, THERE CAN BE NO ASSURANCE THAT THE MARKET PRICE OF THE COMMON STOCK AFTER THE PROPOSED REVERSE SPLIT WILL BE HUNDRED TIMES THE MARKET PRICE BEFORE THE PROPOSED REVERSE SPLIT, OR THAT SUCH PRICE WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE.

         Management presently intends to effect the Reverse Split as soon as practicable subsequent to receiving the requisite shareholder approval. The Company expects to notify shareholders of the effectiveness of the Reverse Split by a press release.

STOCK OPTIONS AND CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

         The Company also has outstanding or is authorized to issue various options exercisable to acquire up to an aggregate of approximately zero shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options will be reduced to one-hundredth of the previous amounts and the per share exercise prices will be increased by a factor of hundred.

         The conversion rights of the Preferred Stockholders will also decrease in relative terms, in that they will receive 1/100 of the total amount of shares of Preferred Stock and the conversion into Common Stock.

PROCEDURE FOR IMPLEMENTING THE REVERSE SPLIT

         As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent, who will act as the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than hundred shares on the Effective Date will receive roundup to the nearest share in the amount to which he is entitled. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record fewer than hundred shares shall be deemed for all purposes to represent only the right to receive the amount of roundup to the nearest share to which the holder is entitled.

         Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, holders of record of hundred or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of hundred or more shares on the Effective Date whose shares are not evenly divisible by hundred will receive roundup to the nearest share in the amount to which they are entitled in lieu of any fractional shares. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record hundred or more shares shall be deemed for all purposes to represent the number of whole shares and the right to receive the amount of roundup to the nearest share, if any, to which the holder is entitled.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion generally describes certain federal income tax consequences of the proposed Reverse Split to shareholders of the Company. The federal income tax consequences of the Reverse Split will vary among shareholders depending upon whether they receive (1) solely an additional share from the roundup to the nearest share for their shares, (2) solely New Certificates, or (3) New Certificates plus a roundup to the nearest share for fractional shares, in exchange for Old Certificates. In addition, the actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to his acquisition and ownership of the Common Stock. Thus, the Company makes no representations concerning the tax consequences for any of its shareholders and recommends that each shareholder consult with his own tax advisor concerning the tax consequences of the Reverse Split, including federal, state and local or other income tax. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, and because the roundup to the nearest share payment to be made in lieu of the issuance of fractional shares represents a mechanical rounding off of the fractions in the exchange rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

         1. A shareholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the shareholder's basis in the Common Stock represented by New Certificates will equal his basis in the shares of Common Stock represented by Old Certificates exchanged therefore (but not including the basis of any shares of Common Stock represented by Old Certificates to which a fractional share interest in Common Stock represented by a New Certificate is attributable), and such shareholder's holding period for the New Certificates will include the holding period for the Old Certificates exchanged therefore if the shares of Common Stock represented by such certificates are capital assets in the hands of such shareholder.

         2. To the extent that a shareholder receives roundup to the nearest share in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such shareholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a New Certificate, which is then redeemed by the Company. Such shareholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of roundup to the nearest share received and such shareholder's aggregate basis in the pre-Reverse Split shares of Common Stock to which such fractional share interest is attributable. If such shares are a capital asset in the hands of such shareholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.

         3. The proposed Reverse Split will constitute reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the proposed Reverse Split.
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

VOTE REQUIRED

         The Reverse Split, which requires an Amendment to the Articles of Incorporation, must be approved by the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" THE REVERSE SPLIT.

                         ANNUAL REPORT ON FORM 10-KSB

         The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, has not been filed with the Securities and Exchange Commission, and therefore is not available to shareholders who may make written request therefore to the Company.

                                OTHER MATTERS

         The Board of Directors is not aware of any other matters to be presented for action at the Special Meeting. If any other matter should come before the Special Meeting, it is the intention of the persons named in the accompanying Voting Statement to vote on such matter in accordance with their best judgment of what is in the best interests of the Company.

                                       By Order of the Board of Directors,

                                        /s/ Lorenzo Musa
                                       ----------------------------------
                                        Lorenzo Musa
                                        President and Chief Executive Officer